Exhibit 99.3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 3-31-2025

		Total Assets (as of 3-31-2025)	Minimum Amount of Bond Required for Joint Coverage

	JNL Series Trust	$ 237,926,647,723	$ 2,500,000	[1]
	JNL Investors Series Trust	2,935,019,373	1,900,000
	Jackson Credit Opportunities Fund	533,049,662	900,000
	Jackson Real Assets Fund	298,273,546	750,000
	Extra coverage		950,000
		Total	$ 7,000,000

	Bond Coverage		$ 7,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company coverage expires January 1, 2026